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                                   EXHIBIT 12

               Calculation of Ratio of Earnings to Fixed Charges

                                                             Item 16. Exhibit 12

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            Fiscal Years Ended August 31
                                                                         ------------------------------------------------------
                                                           9-Months
                                                            Ended
Earnings:                                                  5/31/95       1994         1993        1992        1991         1990
- ---------                                                  -------       ----         ----        ----        ----         ----
Net income                                               $ 8,746,000  $20,687,000  $14,000,000 $ 8,677,000  $10,350,000 $10,094,000

Add:
        Fixed charges less capitalized interest           11,859,000   11,091,000   10,974,000  10,343,000   10,933,000   9,422,000

        Minority interest in income                          205,000      221,000       92,000          --           --          --

Less:
        Minority interests in losses of unconsolidated
        majority-owned subsidiaries                         (149,000)    (553,000)    (137,000)   (192,000)    (240,000)   (217,000)

        Gains on sales of interests in real estate          (119,000) (12,362,000)  (3,875,000)         --   (1,600,000)    (66,000)
                                                         ----------- ------------  ----------- -----------  ----------- -----------

        Total Earnings                                   $20,542,000  $19,084,000  $21,054,000 $18,828,000  $19,443,000 $19,233,000
                                                         ===========  ===========  =========== ===========  =========== ===========

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                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            Fiscal Years Ended August 31
                                                                         ------------------------------------------------------
                                                           9-Months
                                                            Ended
Fixed Charges:                                             5/31/95       1994         1993        1992        1991         1990
- --------------                                             -------       ----         ----        ----        ----         ----

        Interest expense - wholly-owned subsidiaries    $ 6,444,000  $ 4,162,000  $ 2,222,000  $   945,000  $   938,000  $1,070,000

        Capitalized interest - wholly-owned and
        unconsolidated subsidiaries                          34,000       76,000           --           --      124,000     103,000

        Fixed charges of unconsolidated subsidiaries
        and equity method investments(1)                  5,415,000    6,929,000    8,752,000    9,398,000    9,995,000   8,352,000
                                                        -----------   ----------  -----------  -----------  -----------  ----------

        Total Fixed Charges                             $11,893,000   $11,167,000 $10,974,000  $10,343,000  $11,057,000  $9,525,000
                                                        ===========   =========== ===========  ===========  ===========  ==========



Ratio of Earnings to Fixed Charges                             1.73          1.71        1.92         1.82         1.76        2.02
                                                               ====          ====        ====         ====         ====        ====

- --------
(1) The Trust has guaranteed certain debt of a partnership which is less than 50% owned and is accounted for utilizing the equity method of accounting. The Trust has included 100% of the fixed charges associated with this guarantee in the above calculation.

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